Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AEGERION PHARMACEUTICALS, INC.

ARTICLE I — NAME

The name of the Corporation is Aegerion Pharmaceuticals, Inc.

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV — CAPITALIZATION

(a)                                 Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share (“Common Stock”).

(b)                                 Voting.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

ARTICLE V — BOARD OF DIRECTORS

All elections of directors, each of whom shall be a natural person, shall be determined by a plurality of the votes cast.  The number of directors initially shall be one.  Subject to the previous sentence, the number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships may be filled by a majority vote of the directors then in office, though less than a quorum, by a sole remaining director or by the stockholders of the Corporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  The directors of the Corporation may be removed with or without cause by stockholders.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Fifth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VI by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a)                                 Special Meetings of Stockholders.  Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by either (a) the Chairman of the Board of Directors, President or other officer or officers or (b) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

(b)                                 Election of Directors by Written Ballot.  Election of directors need not be by written ballot.

ARTICLE VIII — AMENDMENTS TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the Bylaws; provided, however, that any amendment or repeal of Section 7 of the Bylaws (Indemnification) shall require an affirmative vote by the holders of at least a majority by voting power of the outstanding shares entitled to vote.

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